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                                                                   EXHIBIT 10.44


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of July 27, 2000, by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership (the "Company"), ARDEN REALTY, INC., a Maryland corporation and the Company's general partner ("Arden" or the "General Partner") and VICTOR J. COLEMAN ("Executive").

1        EMPLOYMENT

         The Company and Arden (hereinafter referred to collectively as the "Employers") hereby employ Executive and Executive hereby accepts employment upon the terms and conditions set forth below.

2        TERM AND RENEWAL

         2.1 Term. The term of this Agreement shall commence on July 1, 2000 (the "Effective Date"), and shall continue for four years from the Effective Date (the "Original Employment Term"), on the terms and conditions set forth below, unless sooner terminated as provided in Section 5.

         2.2 Extension. Following the expiration of the Original Employment Term and provided that this Agreement has not been terminated pursuant to Section 5, and every year thereafter, the Agreement shall be automatically renewed for an additional 12-month period, effective on each anniversary date of the Effective Date; provided, that if a Change in Control (as defined in Section 5.6), occurs during the original or extended term of this Agreement, this Agreement shall continue in effect for a period not less than twenty-four (24) months beyond the month in which such Change in Control occurred.

3        COMPENSATION

         3.1 Base Compensation. For the services to be rendered by Executive under this Agreement, Executive shall be entitled to receive, commencing as of the Effective Date, an initial annual base compensation ("Base Compensation") of $375,000, payable in substantially equal semi-monthly installments. The Base Compensation shall be reviewed and adjusted at least annually as determined by the Compensation Committee (the "Compensation Committee") of the Board of Directors (the "Board") of the General Partner.

         3.2 Bonus Compensation. The Compensation Committee shall review Executive's performance at least annually during each year of the Original Employment Term and during any periods of automatic extension of this Agreement pursuant to Section 2.2 and shall cause the Employers to award Executive a cash bonus (the "Bonus") which the Compensation Committee shall reasonably determine as fairly compensating and rewarding Executive for services rendered to the Employers and/or as an incentive for continued service to the Employers. The Bonus shall be paid on or before January 31 of the following year. The amount of the Bonus shall be determined in the sole and absolute discretion of the Compensation Committee which shall take

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into consideration, among other things, the achievement of certain per share performance levels by the Employers, including, without limitation, growth in funds from operations, Executive's performance and contribution to increasing the funds from operations, and bonus amounts awarded to executives in similar positions at public companies similar to the Company in public stature and companies within the Company's peer group; provided, however, that the Bonus shall be at least $337,500 for the year 2000.

         3.3 "Gross-Up" of Compensation.

                  (a) Base Compensation/Base Gross-Up. The amount of the Base Compensation and any Bonus payable to Executive pursuant to Sections 3.1 and 3.2 above, shall be "grossed up" as necessary (on an after-tax basis) to compensate for any additional withholding taxes or other expenses due as a result of Executive's employment by both the Company and Arden and the implementation of the Compensation Split (as defined in Section 9 below) with respect to the financial obligations of the Company and Arden, respectively.

                  (b) 280G "Gross-Up".

                           (i) Anything in this Agreement to the contrary
notwithstanding, if it shall be determined that any payment or distribution to Executive or for his benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (the "Payment") would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (the "Excise Tax"), then Executive shall be entitled to receive from the Company an additional payment (the "Gross-Up Payment") in an amount such that the net amount of the Payment and the Gross-Up Payment retained by Executive after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this Section 3.3(b) and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the Payment;

                           (ii) All determinations required to be made under
this Section 3.3(b), including whether and when the Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be used in arriving at such determinations shall be made by the Accountants (as defined below) which shall provide Executive and the Company with detailed supporting calculations with respect to such Gross-Up Payment within fifteen (15) business days of the receipt of notice from Executive or the Company that Executive has received or will receive a Payment. For the purposes of this Section 3.3(b), the "Accountants" shall mean the Company's independent certified public accountants serving immediately prior to the Change in Control (as defined in Section 5.6). In the event that the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by the Company. For the purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments will be treated as "parachute


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payments" within the meaning of section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay Federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive's adjusted gross income), and to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income. To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by the Company at the time Executive is entitled to receive the Payment and in no event will any Gross-Up Payment be paid later than five days after the receipt by Executive of the Accountant's determination. Any determination by the Accountants shall be binding upon the Company and Executive. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this Section 3.3(b) (the "Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 3.3(b)(ii) and Executive is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by the Company to or for Executive's benefit; and

                           (iii) Executive shall notify the Company in writing
of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                                    (A) give the Company any information
                  reasonably requested by the Company relating to such claim;

                                    (B) take such action in connection with
                  contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;


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                                    (C) cooperate with the Company in good faith
                  in order to effectively contest such claim; and

                                    (D) permit the Company to participate in any
                  proceedings relating to such claims;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify Executive for and hold Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this Section 3.3(b), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify Executive for and hold Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Company of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         3.4 Benefits.

                  (a) Medical Insurance. The Employers shall provide to Executive, Executive's spouse and children, at its sole cost, such health, dental and optical insurance as the Employers may from time to time make available to their other executive employees.

                  (b) Life and Disability Insurance. The Employers shall provide Executive such disability and/or life insurance as the Employers in their sole discretion may from time to time make available to their other executive employees.

                  (c) Pension Plans, Etc. The Executive shall be entitled to participate in all pension, 401(k) and other employee plans and benefits established by the Employers on at least the same terms as the Employers' other executive employees.

         3.5 Automobile Allowance. The Employers shall provide Executive with a reasonable automobile allowance during the term of Executive's employment with the Employers.


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         3.6 Method of Payment. The monetary compensation payable and any benefits due to Executive hereunder may be paid or provided in whole or in part, from time to time, by the Employers and/or their respective subsidiaries and affiliates, but shall at all times remain the responsibility of the Employers.

4        POSITION AND DUTIES

         4.1 Position. Executive shall serve as President, Chief Operating Officer and Director of the Employers. The Employers agree that the duties that may be assigned Executive shall be the usual and customary duties of the offices of President, Chief Operating Officer and Director. Executive shall have such executive power and authority as shall reasonably be required to enable Executive to discharge the duties of such offices. Executive may, at Executive's discretion, serve the Employers and/or their respective subsidiaries and affiliates in other offices and capacities in addition to the foregoing, but shall not be required to do so. In the event the Employers and Executive mutually agree that Executive shall terminate Executive's service in any one or more of the aforementioned capacities, or Executive's service in one or more of the aforementioned capacities is terminated, Executive's compensation, as specified in this Agreement, shall not be diminished or reduced in any manner.

         4.2 Devotion of Time and Effort. Executive shall use Executive's good faith best efforts and judgment in performing Executive's duties as required hereunder and to act in the best interests of the Employers. Executive shall devote such time, attention and energies to the business of the Employers as are reasonably necessary to satisfy Executive's required responsibilities and duties hereunder.

         4.3 Other Activities. Executive may engage in other activities for Executive's own account while employed hereunder, including without limitation charitable, community and other business activities, provided that such other activities do not materially interfere with the performance of Executive's duties hereunder.

         4.4 Vacation. It is understood and agreed that Executive shall be entitled to six weeks vacation per year. During such vacation periods, Executive shall not be relieved of Executive's duties under this Agreement and there will be no abatement or reduction of Executive's compensation hereunder. In the event Executive reaches the maximum vacation accrual allowance, Executive shall be paid out for accrued but unused vacation time.

         4.5 Business Expenses. The Employers shall promptly, but in no event later than ten days after submission of a claim of expenditure, reimburse Executive for all reasonable business expenses including, without limitation, business entertainment, business seminar fees, professional association dues, bar dues, country club membership fees and other reasonable entertainment expenses incurred by Executive in connection with the business of the Employers and/or their respective subsidiaries and affiliates, upon presentation to the Employers of written receipts for such expenses. Such reimbursement shall also include, but not be limited to, reimbursement for all reasonable travel expenses, including all airfare, hotel and rental car expenses, incurred by Executive in traveling in connection with the business of the Employers.


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         4.6 Employers' Obligations. The Employers shall provide Executive with any and all necessary or appropriate current financial information and access to current information and records regarding all material transactions involving the Employers and/or their representative subsidiaries and affiliates, including but not limited to acquisition of assets, personnel contracts, dispositions of assets, service agreements and registration statements or other state or federal filings or disclosures, reasonably necessary for Executive to carry out Executive's duties and responsibilities hereunder. In addition, the Employers agree to provide Executive, as a condition to Executive's services hereunder, such staff, equipment and office space as is reasonably necessary for Executive to perform Executive's duties hereunder.

5        TERMINATION

         5.1 By Employers Without Cause. The Employers may terminate this Agreement without "cause" (as hereinafter defined) at any time following the Effective Date, provided that the Employers first deliver to Executive the Employers' written election to terminate this Agreement at least 90 days prior to the effective date of termination.

         5.2 Severance Payment.

                  (a) Amount. In the event the Employers terminate Executive's services hereunder pursuant to Section 5.1, Executive shall continue to render services to the Employers pursuant to this Agreement until the date of termination and shall continue to receive Base Compensation, as provided hereunder, through the termination date plus an amount equal to the most recent annual Bonus prorated on an annual basis to such termination date. In addition to other compensation payable to Executive for services rendered through the termination date, the Employers shall pay Executive no later than the date of such termination, as a single severance payment, an amount equal to the sum of:
(i) four (4) times Executive's highest annual Base Compensation during the preceding forty-eight month period, plus (ii) an amount equal to four (4) times the highest annual Bonus received by Executive during the preceding forty-eight month period (for purposes of the first year of this Agreement, the Bonus set forth in Section 3.2 hereof for the 2000 fiscal year shall be considered to be within the forty-eight month period) (collectively, the "Severance Amount"). In addition to payment of the Severance Amount, any unvested stock options or restricted stock held by Executive shall become fully vested as of the date of termination (the "Stock and Option Vesting").

                  (b) Benefits. In the event Executive's employment hereunder is terminated by the Employers without cause pursuant to Section 5.1 or by Executive pursuant to Section 5.4 or 5.6, then in addition to paying Executive the Severance Amount and providing for the full vesting of unvested stock options or restricted stock held by Executive, the Employers shall continue to provide to Executive and Executive's spouse and children, as applicable, all of the benefits described in Section 3.4 for a period of four (4) years commencing on the date of such termination (the "Severance Benefits") to the extent permitted by applicable law.

         5.3 By The Employers For Cause. The Employers may terminate Executive for cause at any time, upon written notice to Executive. For purposes of this Agreement, "cause" shall mean:


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                  (a) Executive's conviction for commission of a felony or a crime involving moral turpitude;

                  (b) Executive's willful commission of any act of theft, embezzlement or misappropriation against the Employers which, in any such case, is materially and demonstrably injurious to the Employers;

                  (c) Executive's willful and continued failure to substantially perform Executive's duties hereunder (other than such failure resulting from Executive's incapacity due to physical or mental illness), which failure is not remedied within a reasonable time after written demand for substantial performance is delivered by the Employers which specifically identifies the manner in which the Employers believe that Executive has not substantially performed Executive's duties; or

                  (d) Executive's death or Disability (as hereinafter defined).

         For purposes of this Section 5.3, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith.

         In the event Executive is terminated for cause pursuant to this Section 5.3, Executive shall have the right to receive Executive's compensation as otherwise provided under this Agreement through the effective date of termination. Executive shall have no further right to receive compensation or other consideration from the Employers, or have any other remedy whatsoever against the Employers, as a result of this Agreement or the termination of Executive pursuant to this Section 5.3, except as set forth below with respect to a termination due to Executive's Disability.

         In the event Executive is terminated by reason of Executive's death or Disability, the Employers shall immediately pay Executive the Severance Amount and shall continue to provide to Executive's spouse and children, as applicable, all of the benefits described in Section 3.4 for a period of four (4) years commencing on the date of such termination to the extent permitted by applicable law. Said payment shall be in addition to any disability insurance payments to which Executive is otherwise entitled and any other compensation earned by Executive hereunder. In addition, any unvested stock options or restricted stock held by Executive shall become fully vested as of the date of termination. For purposes of this Agreement, the term "Disability" shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of Executive's duties hereunder for six consecutive calendar months or for shorter periods aggregating 180 business days in any 12 month period, but only to the extent that such definition does not violate the Americans with Disabilities Act.

         5.4 By Executive For Good Reason. Executive may terminate this Agreement for good reason upon at least 10 days prior written notice to the Employers. For purposes of this Agreement, "good reason" shall mean:

                  (a) the Employers' material breach of any of their respective obligations hereunder and either such breach is incurable or, if curable, has not been cured within fifteen (15) days following receipt of written notice by Executive to the Employers of such breach by either of the Employers;


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                  (b) any removal of Executive from one or more of the offices specified in the first sentence of Section 4.1 without cause and without Executive's prior written consent; or

                  (c) any material decrease in Executive's authority or responsibilities hereunder without Executive's prior written consent; or

                  (d) other than by Executive, failure of the Company to nominate, or Executive to be elected, to serve as a Director of the Company.

         In the event that Executive terminates this Agreement for good reason pursuant to this Section 5.4, Executive shall have the right to receive Executive's Base Compensation as provided hereunder through the effective date of termination plus an amount equal to the most recent annual Bonus of Executive prorated on an annual basis to the date of such termination, and shall also have the same rights and remedies against the Employers as Executive would have had if the Employers had terminated Executive's employment without cause pursuant to
Section 5.1 (including the right to receive the Severance Amount payable and the Severance Benefits to be provided under Section 5.2).

         5.5 Executive's Voluntary Termination. Executive may, at any time, terminate this Agreement without good reason upon written notice delivered to the Employers at least ninety (90) days prior to the effective date of termination. In the event of such voluntary termination of this Agreement by
Executive: (i) Executive shall have the right to receive Executive's compensation as provided hereunder through the effective date of termination, and (ii) the Employers, on the one hand, and Executive, on the other hand, shall not have any further right or remedy against one another except as provided in Sections 6, 7 and 8 hereof which shall remain in full force and effect.

         5.6 Change in Control. Executive may terminate this Agreement, upon at least ten (10) days' prior written notice to the Employers, at any time within two (2) years after a "change in control" (as hereinafter defined) of the Employers. In the event Executive terminates this Agreement within two (2) years after a change in control pursuant to this Section 5.6, (i) Executive shall continue to render services pursuant hereto and shall continue to receive Base Compensation, as provided hereunder, through the termination date plus an amount equal to the most recent annual Bonus of Executive prorated on an annual basis to the date of such termination, (ii) the Employers shall pay Executive no later than the date of such termination, as a single severance payment, an amount equal to the Severance Amount and the Stock and Option Vesting and (iii) following such termination, the Employers shall provide the Severance Benefits as required by Section 5.2(b). For purposes of this Agreement, a "change in control" shall mean the occurrence of any of the following events:

                  (a) the individuals constituting the Board as of the Effective Date (the "Incumbent Board") cease for any reason to constitute at least two-thirds (2/3rds) of the Board; provided, however, that if the election, or nomination for election by the General Partner's stockholders, of any new director was approved by a vote of at least two-thirds (2/3rds) of the Incumbent Board, such new director shall be considered a member of the Incumbent Board;


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                  (b) an acquisition of any voting securities of the General
Partner (the "Voting Securities") by any "person" (as the term "person" is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such person has "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) ("Beneficial Ownership") of 20% or more of the combined voting power of the General Partner's then outstanding Voting Securities; or

                  (c) approval by the stockholders of the General Partner of:

                           (i) a merger, consolidation, share exchange or
reorganization involving the General Partner, unless

                                    (A) the stockholders of the General Partner,
                  immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 80% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization (the "Surviving Company") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, share exchange or reorganization; and

                                    (B) the individuals who were members of the
                  Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, share exchange or reorganization constitute at least two-thirds (2/3rds) of the members of the board of directors of the Surviving Company;

                           (ii) a complete liquidation or dissolution of the
General Partner; or

                           (iii) an agreement for the sale or other disposition
of all or substantially all of the assets of the Company or the General Partner.

                  (d) any Person is or becomes the Beneficial Owner of securities of the General Partner representing ten percent (10%) or more of the combined voting power of the General Partner's then outstanding securities and
(A) the identity of the Chief Executive Officer of the General Partner is changed during the period beginning sixty (60) days before the attainment of the ten percent (10%) beneficial ownership and ending two (2) years thereafter, or
(B) individuals constituting at least one-quarter (1/4) of the members of the Board at the beginning of such period shall leave the Board during the period beginning sixty (60) days before the attainment of the ten percent (10%) beneficial ownership and ending two (2) years thereafter.

                  (e) the sale or the disposition of forty percent (40%) or more of the assets of the Company or the General Partner.

6        CONFIDENTIALITY

         During the term of Executive's employment under this Agreement, Executive will have access to and become acquainted with various information relating to the Employers' business


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operations, marketing data, business plans, strategies, employees, contracts, financial records and accounts, projections and budgets, and similar information. Executive agrees that to the extent such information is not generally available to the public and gives either of the Employers an advantage over competitors who do not know of or use such information, such information and documents constitute "trade secrets" of the Employers. Executive further agrees that all such information and documents relating to the business of the Employers, whether they are prepared by Executive or come into Executive's possession in any other way, are owned by the Employers and shall remain the exclusive property of the Employers. Executive shall not misuse, misappropriate or disclose any trade secrets of the Employers, directly or indirectly, or use them for Executive's own benefit, either during the term of this Agreement or at any time thereafter, except as may be necessary or appropriate in the course of Executive's employment with the Employers, unless such action is either previously agreed to in writing by the Employers or required by law.

7        NON-SOLICITATION

         For a period of six (6) months following the date Executive's employment hereunder is terminated, Executive shall not solicit or induce any of the Employers' employees, agents or independent contractors to end their relationship with either of the Employers, or recruit, hire or otherwise induce any such person to perform services for Executive, or any other person, firm or company. The restrictions set forth in this Section 7 shall not apply if Executive's employment is terminated pursuant to Section 5.1, 5.4 or 5.6.

8        INDEMNIFICATION

         To the fullest extent permitted under applicable law, the Employers shall indemnify, defend and hold Executive harmless from and against any and all causes of action, claims, demands, liabilities, damages, costs and expenses of any nature whatsoever (collectively, "Damages") directly or indirectly arising out of or relating to Executive discharging Executive's duties hereunder on behalf of the Employers and/or their respective subsidiaries and affiliates, so long as Executive acted in good faith within the course and scope of Executive's duties with respect to the matter giving rise to the claim or Damages for which Executive seeks indemnification.

9        PAYMENT OF FINANCIAL OBLIGATIONS BY EMPLOYERS

         The payment or provision to the Executive by the Employers of any remuneration, benefits or other financial obligations pursuant to this Agreement, including, without limitation, the payment of Executive's Base Compensation, any cash bonuses, the provision of benefits enumerated in Section 3.4, the reimbursement of business expenses pursuant to Section 4.5, the payment (if applicable) of the Severance Amount and provision of the Severance Benefits and any indemnification obligations, shall be allocated (the "Compensation Split") 80% to the Company and 20% to Arden initially, subject to adjustment from time to time by the Compensation Committee; provided, however, that the Company shall guarantee Arden's payment.


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10       GENERAL PROVISIONS

         10.1 Assignment; Binding Effect. None of the Employers or Executive may assign, delegate or otherwise transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party. Any attempted prohibited assignment or delegation shall be void. This Agreement shall be binding upon and inure to the benefit of any permitted successors or assigns of the parties and the heirs, executors, administrators and/or personal representatives of Executive.

         10.2 Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt; the day after it is sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company                   Arden Realty, Inc.
or Arden:                           11601 Wilshire Boulevard
                                    Fourth Floor
                                    Los Angeles, CA 90025-1740
                                    Attention:  President
                                    Facsimile:(310) 966-9494

If to Executive:                    Victor J. Coleman
                                    c/o Arden Realty, Inc.
                                    11601 Wilshire Boulevard
                                    Fourth Floor
                                    Los Angeles, CA 90025-1740
                                    Facsimile:(310) 966-9494


         Any party may change its address for the purpose of this Section 10.2 by giving the other party written notice of its new address in the manner set forth above.

         10.3 Entire Agreement. This Agreement constitutes the entire agreement of the parties, and supersedes all prior agreements (including, without limitation, that certain employment agreement by and between Executive, the Company and Arden dated October 9, 1996), understandings and negotiations, whether written or oral, between the Employers and Executive with respect to the employment of Executive by the Employers.

         10.4 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms and covenants may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by the party waiving compliance. Any waiver by any party in any one or more instances of any term or covenant contained in this Agreement shall neither be deemed to be nor construed as a further or continuing waiver of any such term or covenant of this Agreement.


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

         10.5 Provisions Severable. In case any one or more provisions of this Agreement shall be invalid, illegal or unenforceable, in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not, in any way, be affected or impaired thereby. If any provision hereof is determined by any court of competent jurisdiction to be invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or being too extensive in any other respect, such provision shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action.

         10.6 Attorney's Fees. If any legal action, arbitration or other proceeding, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, each of the parties hereto shall be responsible for payment of any attorneys' fees and other costs incurred by them in that action or proceeding, without regard to whomever is the prevailing party in such action or proceeding.

         10.7 Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by the laws of the State of California without giving effect to the principles of conflict of laws thereof.

         10.8 Survivals. The obligations of the parties under Sections 3.3, 4.5, 5, 6, 7, 8, 9, 10.1, 10.2 and 10.6 shall survive the termination of this Agreement.

         10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.


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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

THE COMPANY:

ARDEN REALTY LIMITED
PARTNERSHIP, a Maryland limited
partnership

By:  ARDEN REALTY, INC.,
     a Maryland corporation
Its  General Partner

By:
     ------------------------------
     Richard S. Ziman
     Chief Executive Officer


ARDEN:

ARDEN REALTY, INC.,
a Maryland corporation



By:  /s/ Richard S. Ziman
     ------------------------------
     Richard S. Ziman
     Chief Executive Officer


EXECUTIVE:


/s/ Victor J. Coleman
------------------------------
Victor J. Coleman


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